Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company Corporate Headquarters 4902 North Biltmore Lane Suite 1000 Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145 Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Redemption of Senior Debentures

6  3/ 4% Series B Senior Debentures due March 15, 2011

Cedar Rapids, Iowa – August 13, 2010 – Interstate Power and Light Company (IPL), a subsidiary of Alliant Energy Corporation (NYSE: LNT), announced that it issued today a notice of redemption for all of its $200 million aggregate principal amount of 6 3/4% Series B Senior Debentures due March 15, 2011 (CUSIP No. 44949R AD 4). The redemption date is September 15, 2010.

The redemption price will be $213,035,856.82, which is equal to the sum of (i) 100% of the principal amount of the Senior Debentures, (ii) accrued interest thereon to the redemption date and (iii) the make-whole amount calculated pursuant to the terms of the Senior Debentures.

Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and over 412,000 natural gas customers. Providing its customers in the Midwest with regulated electric and natural gas service is the company’s primary focus. Interstate Power and Light, the company’s Iowa and Minnesota utility subsidiary, serves approximately 527,000 electric and 234,000 natural gas customers. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.